Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
December 8, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST ACQUIRES $1.2 BILLION OF PROPERTY AND

ANNOUNCES EXTENSION OF SECURITIES OFFERING

DENVER, CO — December 8, 2011 — Industrial Income Trust Inc. (“IIT” or the “Company”), an industrial real estate investment trust that owns and operates distribution warehouse properties throughout the United States, announced that its initial two-year offering, which concludes on December 18, 2011, has been extended for a period of up to one year.

IIT also announced that it has filed a two-year, $2 billion follow-on offering with the Securities and Exchange Commission. The follow-on offering is under customary review by the Securities and Exchange Commission and other regulatory bodies, but it is anticipated to be effective during the first quarter of 2012 and commenced by IIT shortly after it is deemed effective.

As part of the process for launching the follow-on offering, IIT has retained an independent third-party valuation services provider to undertake a valuation of the Company’s individual property holdings. This valuation will be considered by IIT’s Board of Directors in setting a share price for the follow-on offering.

“Since our first acquisition in June 2010, and through November 30, 2011, we have acquired or are under contract to acquire, either directly or through our 51% ownership interest in a joint venture partnership, properties with an aggregate total purchase price of over $1.2 billion, comprised of 117 buildings totaling approximately 20.3 million square feet with over 240 tenants in 14 of the top 20 distribution and logistics markets in the United States,” said Dwight Merriman, Chief Executive Officer of IIT. “Because of improving fundamentals in the industrial sector, the quality and location of our assets, improvements in the capital markets and the strength of our asset management team, we believe we have already created value in our portfolio and we intend to offer shares in the follow-on offering at a price that takes such value creation into consideration.”

“Our portfolio operating metrics remain strong,” added Tom McGonagle, Chief Financial Officer of IIT. “Assuming the completion of acquisitions currently under contract, IIT’s operating portfolio, which excludes 11 “value-add” buildings, will consist of 218 tenants in 106 buildings with a weighted-average occupancy rate of approximately 98% and an aggregate average remaining lease term (based on square feet) of approximately six years. We have been very disciplined in identifying, acquiring and managing quality assets in our selected target markets. In aggregate, the markets where we own assets represent approximately 68% of total U.S. industrial absorption since mid-2010.”

As of December 7, 2011, the Company had sold a total of approximately 56.8 million shares, resulting in gross proceeds of approximately $562.7 million pursuant to its initial public offering.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This press release contains forward-looking statements (such as those concerning plans and objectives for future operations or economic performance, the extension of IIT’s initial offering and determination of the share price for the follow-on offering) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to identify and time investments that will generate attractive returns for investors, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to renew the offering applicable jurisdictions and those additional risks as set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com).

Although these forward-looking statements reflect management’s belief as to future events, actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

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